UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and
                15(d) of the Securities Exchange Act of 1934.

                       Commission File Number: 001-13968

                          Ivex Packaging Corporation
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            (Exact name of registrant as specified in its charter)

  100 Tri-State Drive, Suite 200, Lincolnshire, Illinois 60069, (847) 945-9100
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   (Address, including zip code, and telephone umber, including area code, of registrant's principal executive offices)

                         COMMON STOCK, $0.01 par value
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           (Title of each class of securities covered by this Form)
                                     None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)    [x]     Rule 12h-3(b)(1)(i)    [x]
               Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(1)(ii)   [ ]
               Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(i)    [ ]
               Rule 12g-4(a)(2)(ii)   [ ]     Rule 12h-3(b)(2)(ii)   [ ]
                                              Rule  15d-6            [ ]

               Approximate number of holders of record as of the certification or notice date: 1

               Pursuant to the requirements of the Securities Exchange Act of 1934, Ivex Packaging Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 15, 2002                         By: /s/ G. DOUGLAS PATTERSON
                                                ------------------------
                                                 Name:  G. DOUGLAS PATTERSON
                                                 Title: VICE PRESIDENT